EXHIBIT 99.1

For more information:
Jim DeNike	Jill Dolgin	Colleen Beauregard
Corixa Corporation	GlaxoSmithKline	Waggener Edstrom Biosciences
206-754-5716	919-483-2839	503-443-7863
denike@corixa.com	jill.g.dolgin@gsk.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA AND GLAXOSMITHKLINE REPORT PROGRESS ON FDA REVIEW OF
BEXXAR® THERAPY APPLICATION

SEATTLE and PHILADELPHIA, May 5, 2003 – Corixa Corporation (Nasdaq: CRXA) and GlaxoSmithKline (NYSE: GSK) today announced that many of the steps required for approval of BEXXAR® therapy (tositumomab and iodine I 131 tositumomab) are complete. However, the U.S. Food and Drug Administration (FDA) has extended its review of the BEXXAR therapy application for up to an additional three months. The three-month extension provides additional time to further refine post marketing commitments and package insert language and to ensure that they are consistent with an updated safety database requested by the FDA and submitted by Corixa in early April 2003.

BEXXAR therapy safety data presented at the Oncologic Drugs Advisory Committee in December 2002 included safety data on a population of 620 patients. The updated safety database contains safety information on 995 treated patients with up to 9.5 years of follow up. The overall safety profile of BEXXAR therapy was not altered by the inclusion of the additional data.

As a result of this action, the FDA now has up to three months to complete its review of BEXXAR therapy but can take action at any time. The new Prescription Drug User Fee Act (PDUFA) goal date for the FDA to complete its review of BEXXAR therapy is August 1, 2003.

A majority of the steps required for approval already have been completed, including:

•	Satisfactory completion of all required manufacturing site inspections;

•	Agreement on several elements of post approval studies;

•	Submission of first and second drafts of the package insert; and

•	Completion and submission of information and procedures for drug ordering, dose preparation, dosimetry methods, and dose administration.

“Corixa and GlaxoSmithKline are continuing to work closely with the agency to finalize remaining documentation required for approval, and to make BEXXAR therapy available to the many patients with follicular non-Hodgkin’s lymphoma (NHL) who could benefit from this therapy,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa Corporation. “In addition to our progress with the FDA, we continue to work closely with GlaxoSmithKline to ensure that marketing, reimbursement and sales resources, as well as other procedures are ready for rollout upon approval.”

“We believe that we and Corixa, working together with the FDA, will be able to quickly finalize remaining documentation,” said Kevin Lokay, vice president of Oncology at GlaxoSmithKline. “We look forward to a final decision regarding BEXXAR approval and continue to believe that BEXXAR therapy will give the oncology community a therapeutic option that has longer follow-up data than other newly approved cancer therapies and will provide additional therapeutic options for patients in need. We’ve recently expanded our oncology resources, thoroughly trained our sales force and are prepared for a successful launch of BEXXAR therapy.”

BEXXAR Therapy

Corixa and GlaxoSmithKline are seeking approval of BEXXAR therapy for the treatment of patients with B-cell, follicular, non-Hodgkin’s lymphoma (NHL), with and without transformation, whose disease has relapsed following or is refractory to chemotherapy and is refractory to rituximab.

BEXXAR is a dual-action therapy that pairs the tumor-targeting ability of a cytotoxic (cancer killing) monoclonal antibody (tositumomab) and the therapeutic potential of radiation (iodine 131) administered as a patient-specific dose. Iodine 131 has a well-established safety profile in the treatment of thyroid disease and tositumomab has anti-tumor activity of its own. Combined, these agents form a radiolabeled monoclonal antibody (iodine I 131 tositumomab) that binds to the target antigen CD20 found on NHL cells, thereby initiating an immune response against the cancer and delivering a dose of radiation directly to tumor cells. BEXXAR therapy is the only NHL therapy that is specifically dosed based on an individual’s drug clearance rate, allowing the delivery of a pre-determined amount of radiation to each individual patient.

Conference Call

Corixa and GSK will discuss the FDA’s PDUFA response in a conference call and webcast on Monday, May 5, 2003 at 8:00 a.m. ET/5:00 a.m. PT. To access the live conference call, dial 800.289.0496 (domestic) or 913.981.5519 (international). Webcast participants can sign up at the Investors page of Corixa’s web site (http://www.corixa.com/default.asp?pid=invest). A recorded replay of the conference call can be accessed through the website, or by dialing 888.203.1112 (domestic) or 719.457.0820 (international), and entering passcode 301473. The call will be rebroadcast until midnight ET, May 12th.

About Corixa

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, visit Corixa’s Web site at www.corixa.com.

About GlaxoSmithKline

GlaxoSmithKline (NYSE: GSK) is one of the world’s leading research-based pharmaceutical and healthcare companies. GlaxoSmithKline is committed to improving the quality of human life by enabling cancer patients to do more, feel better and live longer. For more information, visit www.gsk.com.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the prospects for approval and/or treatment with our product, BEXXAR therapy, and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Annual Report on Form 10-K for the year ended December 31, 2002, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GlaxoSmithKline Forward-Looking Statements

Under the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this Announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under Risk Factors in the Operating and Financial Review and Prospects in the Company’s Annual Report on Form 20-F for 2002, filed with the US Securities and Exchange Commission.

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